Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Target Hospitality Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Time	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock	457(f)	5,981,623	(1)(2)	$13.39	(3)	$80,093,931.97	(3)	$110.20 per $1,000,000	$8,826.35

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$80,093,931.97			$8,826.35
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$8,826.35

(1)	Represents the maximum number of shares of common stock (the “Common Stock”), par value $0.0001 per share, of Target Hospitality Corp. (the “Company”) that may be issued directly to holders of warrants who tender their warrants pursuant to the Offer (as defined in the Prospectus/Offer to Exchange).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Company is also registering an indeterminate number of additional shares of Common Stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated pursuant to Rule 457(f) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $13.39 per share, which is the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on November 15, 2022.